Exhibit 99b

Subscription Agreement

OICco Acquisition I, Inc.

1. Investment:

(a)

The undersigned (“Buyer”) subscribes for _________ Shares of Common Stock of OICco Acquisition I, Inc. at $0.02 per share.

(b)

Total subscription price ($0.02 times number of Shares): = $____________

PLEASE MAKE CHECKS PAYABLE TO: UNITED WESTERN BANK fbo OICco Acquisition I, Inc.

2. Investor Information:

Name (type or print)	SSN/EIN/Taxpayer I.D.

E-mail address:

Address:

Joint Name (type or print)	SSN/EIN/Taxpayer I.D.

E-mail address:

Address:

Mailing Address (if different from above):
Street	City/State	Zip

Business Phone: (_____) ________________________	Home Phone: (_____) _________________________

3. Type of ownership:  (You must check one box)

     .

Individual

     .

Custodian for  ________________________

     .

Tenants in Common

     .

Uniform Gifts to Minors Act of the State of: ___________

Corporation (Inc., LLC, LP)—Please List all officers,

directors, partners, managers, etc.:

     .

Joint Tenants with rights of Survivorship

     .

Partnership (Limited Partnerships use “Corporation”)

     .

Trust

     .

Community Property

     .

Other (please explain)  ______________________________

4. Indemnification

Buyer acknowledges an understanding of the meaning of the legal consequences of Buyer’s representations and warranties contained in this Subscription Agreement and the effect of his or her signature and execution of this Agreement, and Buyer hereby agrees to indemnify and hold the Company and each of its officers and/or directors, representatives, agents or employees, harmless from and against any and all losses, damages, expenses or liabilities due to, or arising out of, a breach of any representation, warranty or agreement of or by Buyer contained in this Subscription Agreement.

5. Acceptance of Subscription

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6. Governing Law

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Signature of Buyer	Investor’s Subscription
Accepted this_____ day of ________, 2011

Printed Name	OICco Acquisition I, Inc.

Date:	Accepted by:

Deliver completed subscription agreements and checks to:

OICco Acquisition I, Inc.

4412 8th Street SW

Vero Beach, FL 32968

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